Exhibit 99.1

COMPANY CONTACT
Elda Rudd
724 Solutions
(805) 884-8303
erudd@724.com

724 Solutions Discloses Receipt of Notice from NASDAQ

Santa Barbara, CA (March 9, 2006) - 724 Solutions (NASDAQ: SVNX; TSX: SVN) announced today that the Company received a Nasdaq Staff Deficiency Letter on March 8, 2006 indicating that the Company fails to comply with the Nasdaq’s Marketplace Rule 4310(c)(2)(B).  Marketplace Rule 4310(c)(2)(B) requires the Company to have a minimum of $2,500,000 in stockholders’ equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Nasdaq staff is reviewing the Company’s eligibility for continued listing on the Nasdaq Capital Market.  To facilitate Nasdaq’s review the Company will submit a plan on or before March 23, 2006, outlining actions the Company intends to take to address the non-compliance.

About 724 Solutions
724 Solutions (NASDAQ: SVNX; TSX: SVN) delivers reliable, scalable technology and solutions that allow mobile network operators and virtual network operators to rapidly deploy flexible and open next generation IP-based network and data services.  The company’s solutions enable the Unwired Lifestyle TM, 724’s vision of how people will use mobile data services to enhance and enrich their professional and private lives with services relevant to their specific needs, with user communities preserved across generations of technology and with data services as reliable as voice.  724 Solutions is a global company with development operations in Canada and Switzerland with its corporate office in Santa Barbara, California.  For more information, visit www.724.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses and individuals will obtain from these services and products, future demand for these services and products, our future operating and cash performance, our plans and prospects, and potential scenarios and responses pertaining to our public listings. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results and events to differ materially from those projected or anticipated, including the risk and possibility that 724 Solutions will be unable to deploy its solutions and products, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated, the risk that general economic conditions will not improve or deteriorate, and other risks described in 724 Solutions’ Securities and Exchange Commission filings, including its annual report on Form 10-K and its quarterly reports on Form 10-Q. These risks are also described in 724 Solutions’ filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.